EXHIBIT 99.1

SMTP Appoints New CEO to Guide Next Phase of Growth

LAS VEGAS, Aug. 15, 2013 (GLOBE NEWSWIRE) -- SMTP, Inc. (SMTP), a global provider of email delivery services, appointed Jon Strimling as CEO of the Company, effective today, August 15, 2013.

"Jon is a proven executive and entrepreneur, with a track record of driving revenue and earnings growth," stated Semyon Dukach, Chairman of SMTP. "His deep experience in operations, marketing and e-commerce will prove invaluable as he leads SMTP through its next phase of growth."

Mr. Strimling has 20 years of experience as an executive and entrepreneur, largely focused on the commercialization of innovative products and services. He previously served as CEO of US Dynamics, a technology commercialization firm that spun out three new ventures during his tenure, including the high-growth online retailer WoodPellets.com. As CEO of WoodPellets.com, Mr. Strimling ran one of the world's fastest-growing e-retailers in 2008, growing revenue nearly 400% annually for two consecutive years. In addition, the company's highly acclaimed service model resulted in 98%-99% customer satisfaction ratings and a Better Business Bureau Perfect Record Award.

Previously, Mr. Strimling served in a variety of senior operational, technical, and financial roles with DEKA Research & Development, American Industrial Partners, and General Electric. He has served as an active board member with American Biomass Corporation and UltraCell Insulation, and was a governor's appointee to the Economic Strategy Commission for the State of New Hampshire.

"SMTP has successfully built a diverse customer base and a robust platform that has led to a history of profitable growth," commented Mr. Strimling. "Leveraging that foundation, we see significant opportunities ahead to further capitalize on the growing e-mail delivery sector. Through improved operations, expanded sales and marketing initiatives, and ongoing product development efforts, I strongly believe we can generate ongoing shareholder value improvement."

Mr. Strimling is a graduate of MIT's Leaders for Global Operations program, through which he earned dual Master of Science degrees in Management and Mechanical Engineering.

About SMTP, Inc.

SMTP, Inc. is a leading player in the rapidly expanding market for email delivery services. The company leverages a decade of experience in providing cloud-based email marketing solutions that target the customer pain point of ensuring inbox delivery.

SMTP, Inc. is a dividend paying, publicly-traded company headquartered in Las Vegas, Nevada, and can be found on the web at http://www.smtp.com. The company's brand, global operations and cost-effective management have enabled it to demonstrate profitable growth while maintaining a steady stream of dividends.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, and various other factors beyond the Company's control.

Contact:

Investor Relations Contact:
Alena Chuprakova
SMTP, Inc.
877-705-9362
alena@smtp.com

Paul Kuntz
RedChip Companies, Inc.
Tel: +1-800-733-2447, ext. 105
info@redchip.com
http://www.redchip.com